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EXHIBIT 23.1
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                           Morgan, Lewis & Bockius LLP
                               1701 Market Street
                             Philadelphia, PA 19103

December 10, 2001

Universal Display Corporation
375 Phillips Boulevard
Ewing, NJ  08618

Re:   Universal Display Corporation
      Registration Statement on Form S-3 Relating to the
      Registration of 2,147,460 shares of Common Stock, $.01 par value
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Ladies and Gentlemen:

We have acted as counsel to Universal Display Corporation, a Pennsylvania corporation (the "Company"), in connection with the preparation of the above-referenced Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder, relating to 2,147,460 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), to be sold by the selling shareholders named in the Registration Statement (the "Selling Shareholders").

The Shares consist of shares of Common Stock that are issuable upon the conversion of promissory notes, each dated as of August 22, 2001, and in the aggregate principal amount of $15 million (collectively, the "Notes").

In rendering the opinion set forth below, we have examined the Registration Statement and the exhibits thereto, certain records of the Company's corporate proceedings as reflected in its minute books and such statutes, records and other documents as we have deemed relevant. In our examination, we have assumed:
(i) that the Shares will be issued in accordance with the terms of the Notes; and (ii) the genuineness of documents submitted to us as originals and the genuineness of, and conformity with, the original of all documents submitted to us as copies thereof.

Based upon the foregoing, we are of the opinion that the Shares issuable upon the conversion of the Notes are duly authorized and, when issued in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable.
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The opinion set forth above is limited to the laws of the Commonwealth of
Pennsylvania. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm under the caption "Legal Opinion" in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
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